Exhibit 99.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 19, 2001 relating to the financial statements and financial highlights which appears in the August 31, 2001 Annual Report to Shareholders of the following portfolios of Trust for Credit Unions: Money Market Portfolio, Government Securities Portfolio and Mortgage Securities Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Accountants” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts
December 21, 2001